Exhibit 99.B.

Oesterreichische Kontrollbank Aktiengesellschaft Am Hof 4 A-1010 Vienna Austria	Allen & Overy LLP Haus am OpernTurm Bockenheimer Landstrasse 2 60306 Frankfurt am Main Germany Postbox 100 123 60001 Frankfurt am Main Tel +49 (0)69 2648 5000 Fax +49 (0)69 2648 5800

May 24, 2022

Ladies and Gentlemen:

We have acted as United States counsel to Oesterreichische Kontrollbank Aktiengesellschaft (the Bank) in connection with the issuance and sale by the Bank of U.S.$1,000,000,000 aggregate principal amount of the Bank’s 2.875% Guaranteed Global Notes Due 2025 (the Notes), fully and unconditionally guaranteed by the Republic of Austria (the Republic) (the Guarantee), in the form of a takedown from the Bank’s and the Republic’s Registration Statement No. 333-226311 on Schedule B, as amended by post-effective amendment no. 1 thereto (the Registration Statement), pursuant to an Underwriting Agreement and Purchase Agreement dated May 17, 2022 (the Underwriting Agreement) among the Bank, the Republic and the several underwriters party thereto. The Notes are to be issued under a Fiscal Agency Agreement dated as of May 11, 1998, as amended by a Supplemental Agency Agreement dated as of September 30, 2000 (as amended, the Fiscal Agency Agreement) among the Bank, the Republic and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as fiscal agent and principal paying agent (the Fiscal Agent).

1.	SCOPE OF REVIEW AND RELIANCE

For purposes of this opinion letter, we have reviewed originals or copies of such documents, and made such other investigation, as we have deemed appropriate, including without limitation:

(a)	the Registration Statement;

(b)	the Underwriting Agreement;

(c)	the Fiscal Agency Agreement;

(d)	the Notes; and

(e)	the Guarantee.

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales (SRA number 401323). The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen & Overy LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AD and at the above address.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Bangkok, Beijing, Belfast, Boston, Bratislava, Brussels, Budapest, Casablanca, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), Johannesburg, London, Los Angeles, Luxembourg, Madrid, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Rome, São Paulo, Seoul, Shanghai, Silicon Valley, Singapore, Sydney, Tokyo, Warsaw, Washington, D.C. and Yangon.

The documents described in the foregoing clauses (b) to (e) are collectively referred to herein as the Opinion Documents.

We have also reviewed originals or copies of such certificates of public officials, certificates of officers and representatives of the Republic and the Bank and other documents as we have deemed necessary as a basis for the opinions expressed below.

2.	ASSUMPTIONS

In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)

As to matters of fact, the truthfulness of the representations made in the Underwriting Agreement and the other Opinion Documents and in certificates of public officials and officers of the Bank and the Republic.

(e)

That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Bank and the Republic, enforceable against each such party in accordance with its terms.

(f)	That:

(i)	Each party to the Opinion Documents is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(ii)

Each party to the Opinion Documents has power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized, executed and delivered (except to the extent Applicable Laws (as defined below) are applicable to such execution and delivery), the Opinion Documents to which it is a party.

(iii)	The execution, delivery and performance by the Bank and the Republic of the Opinion Documents do not and will not:

(A)	contravene its certificate or articles of incorporation, by-laws or other organizational documents; or

(B)	except with respect to Applicable Laws, violate any law, rule or regulation applicable to it.

(g)

That the execution, delivery and performance by the Bank and the Republic of the Opinion Documents to which it is a party do not and will not result in any conflict with or breach of any agreement or document binding on it.

(h)

That, except with respect to Applicable Laws, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Bank or the Republic of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

3.	LIMITATIONS

We are members of the bar of the State of New York and we have not investigated and do not express any opinion as to the laws of any jurisdiction other than the Applicable Laws. For purposes of this opinion letter, Applicable Laws means those laws, rules and regulations of the State of New York and the federal laws of the United States of America (in each case in effect on the date of this opinion letter and to the extent they are normally applicable to transactions of the type contemplated in the Opinion Documents), but excluding any law, rule or regulation relating to the securities or “blue sky” laws of any state of the United States, including the “blue sky” laws of the State of New York.

4.	OPINIONS

Based on the foregoing and subject to the qualifications below, we are of the opinion that:

(a)

When the Notes have been authenticated by the Fiscal Agent and in accordance with the Fiscal Agency Agreement and delivered and paid for as provided in the Fiscal Agency Agreement and the Underwriting Agreement, the Notes will constitute legal, valid and binding obligations of the Bank, entitled to the benefits of the Fiscal Agency Agreement and enforceable in accordance with their terms.

(b)

When the Notes have been authenticated by the Fiscal Agent and in accordance with the Fiscal Agency Agreement and delivered and paid for as provided in the Fiscal Agency Agreement and the Underwriting Agreement, the Guarantee will constitute the legal, valid and binding obligation of the Republic, entitled to the benefits of the Fiscal Agency Agreement and enforceable in accordance with its terms.

5.	QUALIFICATIONS

(a)

Our opinion in paragraph 4(a) above is subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, preference, equitable subordination, moratorium and other similar laws affecting the rights and remedies of creditors generally and to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights. Our opinions in paragraphs 4(a) and 4(b) above are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law. We give no opinion as to the availability of equitable remedies.

(b)	Our opinions are limited to Applicable Laws and we do not express any opinion herein concerning any other law.

(c)

The enforceability in the United States of the waiver by the Bank and the Republic of immunity from court jurisdiction and from legal process as set forth in the Opinion Documents is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976, as amended.

This opinion letter is being delivered in connection with the transactions contemplated by the Opinion Documents and may not be relied upon by you for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to Amendment No. 1 to the Bank’s and the Republic’s annual report on Form 18-K/A for the fiscal year ended December 31, 2021. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely yours,

/s/ Allen & Overy LLP

Allen & Overy LLP

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